EXHIBIT 99.1
NEWS RELEASE

Contact:	Raymond C. Kubacki
Chairman, President and CEO
(978) 206-8220
PSYCHEMEDICS CORPORATION ANNOUNCES 2nd QUARTER
RESULTS — RECORD QUARTERLY REVENUE
$.15 QUARTERLY DIVIDEND DECLARED
Acton, Massachusetts, August 6, 2007 — Psychemedics Corporation (AMEX: PMD) today announced second quarter results for the period ending June 30, 2007 hitting all-time revenue records for the quarter and six months. The Company also announced a quarterly dividend of $.15 per share, the second quarterly dividend of $.15 in 2007. This will be the Company’s 44th consecutive quarterly dividend and will be paid on September 22, 2007 to shareholders of record on September 8, 2007.
The Company’s second quarter revenue was $6,497,290, up 5% as compared to $6,181,386 in the second quarter of 2006. Net income was $1,332,352 or $.25 per share, down 5% from $1,401,120 or $.27 per share for the same period in 2006.
Raymond C. Kubacki, Chairman and Chief Executive Officer, said, “We are pleased to report that our revenue for the second quarter and six months ended June 30, 2007 set new all-time records for Psychemedics. Our revenue increase, however, was below historical trends caused by a decline in our base business (accounts over one year). This was influenced by two major auto-related clients who were off from their spike in hiring in last year’s second quarter. Our new business remains healthy. Our gross margins remain strong and, in fact, increased to 63% from 62% for the same period last year.”
Mr. Kubacki continued: “While gross profits were up, expenses also increased at a rate above historical averages due to severance costs, higher than normal legal fees and extra R&D expenses. Pre-tax profits were relatively unchanged from the prior year period. Due largely to a change in the company’s effective tax rate from the rate used in 2006, net income was lower than the comparable period in 2006.”
Kubacki concluded, “We remain confident regarding our future growth and, therefore, we are confident in declaring our 44th consecutive quarterly dividend, thus demonstrating our Directors’ continued commitment to rewarding shareholders and sharing the financial success of the Company with them as we grow. We remain focused on building shareholder value while maintaining our dedication to operating a lean, profitable, dividend paying company. The Company’s balance sheet remains strong with over $8 million of cash and short-term investments, no long-term debt and approximately $12 million of working capital.”
Psychemedics is the world’s largest provider of hair testing for drugs of abuse with thousands of corporations relying on the patented Psychemedics drug testing services. Psychemedics’ clients include over 10% of the Fortune 500, some of the largest police departments in America and Federal Reserve Banks.
Financial Highlights:
•	Record Revenue for the second quarter of $6,497,290, an increase of 5% over the prior year quarter.

•	Record Revenue for the six month period of $12,213,896, an increase of 9% over the prior year period.

•	Pretax Income for the second quarter of $2,214,152, a decrease of 1% over the prior year quarter.

•	Pretax Income for the six month period of $3,940,663, an increase of 7% over the prior year period.

•	Net Income for the second quarter of $1,332,352, or $.25 per diluted share, down $.02 or 5% per diluted share from the prior year quarter.

•	Net Income for the six month period of $2,367,263, or $.45 per diluted share, up $.01 or 1% per diluted share from the prior year period.
The Psychemedics web site is www.drugtestwithhair.com
Cautionary Statement for purposes of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995: From time to time, information provided by Psychemedics may contain forward-looking information that involves risks and uncertainties. In particular, statements contained in this release that are not historical facts (including but not limited to statements concerning growth, earnings, profit margins, earnings per share, revenues, dividends, future business, new accounts, customer base, market share, test volume and sales and marketing strategies) may be “forward looking” statements. Actual results may differ from those stated in any forward-looking statements. Factors that may cause such differences include but are not limited to risks associated with the expansion of the Company’s sales and marketing network, development of markets for new products and services offered, the economic health of principal customers of the Company, government regulation, including but not limited to FDA regulations, competition and general economic conditions and other factors disclosed in the Company’s filings with the Securities and Exchange Commission.

PSYCHEMEDICS CORPORATION
STATEMENTS OF INCOME

	Three Months		Six Months
	Ended June 30,		Ended June 30,
	2007	2006	2007	2006

Revenue	$6,497,290	$6,181,386	$12,213,896	$11,248,116
Cost of Revenue	2,387,713	2,331,401	4,842,194	4,447,550

Gross Profit	4,109,577	3,849,985	7,371,702	6,800,566

Expenses:
General and administrative	1,028,602	836,679	1,861,055	1,600,660
Marketing and selling	807,287	731,607	1,511,930	1,397,174
Research and development	160,699	116,072	255,622	228,650

	1,996,588	1,684,358	3,628,607	3,226,484

Operating Income	2,112,989	2,165,627	3,743,095	3,574,082

Interest Income	101,163	63,493	197,568	122,203
Other Income	—	—	—	—

Income before Income Taxes	2,214,152	2,229,120	3,940,663	3,696,285

Provision for Income Taxes	881,800	828,000	1,573,400	1,373,000

Net Income	$1,332,352	$1,401,120	$2,367,263	$2,323,285

Basic Net Income Per Share	$0.26	$0.27	$0.46	$0.45

Diluted Net Income Per Share	$0.25	$0.27	$0.45	$0.44

Weighted Average Common Shares Outstanding, Basic	5,172,247	5,169,361	5,191,481	5,168,235

Weighted Average Common Shares Outstanding, Diluted	5,265,023	5,238,697	5,281,547	5,224,374

PSYCHEMEDICS CORPORATION
CONDENSED BALANCE SHEETS

	JUNE 30,	DECEMBER 31,
	2007	2006

ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$4,231,995	$4,180,235
Short-term investments	3,775,000	3,683,192
Accounts receivable, net of allowance for doubtful accounts of $283,281 in 2007 and $333,281 in 2006	4,165,934	3,196,384
Prepaid expenses and other current assets	918,817	818,693
Deferred tax assets	444,071	412,486

Total current assets	13,535,817	12,290,990

PROPERTY AND EQUIPMENT:
Equipment and leasehold improvements, at cost	10,678,739	10,376,718
Less-accumulated depreciation and amortization	(9,802,774)	(9,630,190)

	875,965	746,528
DEFERRED TAX ASSETS	183,555	183,555
OTHER ASSETS, NET	39,640	39,830

	$14,634,977	$13,260,903

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$445,395	$499,420
Accrued expenses	768,235	865,575
Deferred revenue	363,642	392,403

Total current liabilities	1,577,272	1,757,398

SHAREHOLDERS’ EQUITY:
Preferred stock, $0.005 par value; 872,521 shares authorized; none issued or outstanding	—	—
Common stock; $0.005 par value; 50,000,000 shares authorized; 5,799,381 shares and 5,756,044 shares issued in 2007 and 2006, respectively	28,997	28,780
Paid-in capital	26,226,997	25,609,800
Accumulated deficit	(4,075,598)	(5,012,384)
Less — Treasury stock, at cost; 583,797 shares	(9,122,691)	(9,122,691)

Total shareholders’ equity	13,057,705	11,503,505

	$14,634,977	$13,260,903